Exhibit 99

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

FOR RELEASE 9 a.m. (ET)

July 13, 2010

American Electric Technologies Introduces the Industry’s First Integrated Solar

Inversion Station for Utility-Grade Solar Power Generation

Station Employs Innovative Design for Highest Functionality, Efficiency and Reliability

HOUSTON, TX (July 13, 2010) — American Electric Technologies, Inc. (NASDAQ: AETI), the premium provider of power delivery solutions for the traditional and renewable energy industries, today at Intersolar North America 2010 introduced its Integrated Solar Inversion Station™ (ISIS), the industry’s first completely pre-commissioned, utility-grade, 1MW, direct-to-medium voltage solar inverter system designed to provide greater, more reliable operating power for solar farms in the harshest environments.

AETI’s Integrated Solar Inversion Station is delivered to the farm as one integrated solution designed for IEEE 1547 and UL 1741 specifications. The 1MW system incorporates a photovoltaic (PV) master combiner and disconnect, dual 500 kW grid tie inverters, medium voltage switchgear and transformer, and integrated cooling system for quick deployment of solar power conversion, control and distribution. After being lifted from the truck to the pad and wiring it for operation, the station can immediately begin PV solar generation.

The Integrated Solar Inversion Station inverts up to 1200 volts of PV power and outputs directly to 15-kilovolt (kV) medium voltage (MV) alternating current (AC) power collection systems—providing the highest output solar inversion solution on the market. This is facilitated by the station’s PV interconnection system, dual redundant grid tie inversion system and MV interconnection system. The interconnection system includes a 12-circuit, 1600 amp direct current (DC) master combiner and disconnect switch. When the disconnect switch is opened, the system isolates itself from the grid with no arc flash, providing safer and higher performing solar power substation operations.

“As a leading supplier of power conversion and distribution equipment for some of the world’s most severe climates for more than 60 years, AETI is very much attuned to the industry’s need for the highest level of solar farm operating efficiency and reliability available,” said John Skibinski, vice president, renewable energies market development, AETI. “Our commitment to meet this need is a key driver behind an innovative approach that includes using utility-grade electrical and cooling systems components and additional PV panels per string to increase PV input and operating efficiencies beyond 97 percent.

“Most important, AETI’s Integrated Solar Inversion Station is completely pre-configured with all fuses, surge suppressors and lightning arrestors pre-tested — a critical feature that further promotes its reliability both short- and long-term and benefits construction crews by saving them time in the field,” said Skibinski.

The Integrated Solar Inversion Station is designed and manufactured for a 20-year life and climates that range from -40°C to 52°C without de-powering. It uses liquid-cooled UL listed power modules, redundant cooling fans, and dual grid tie inversion redundancy for continued operation. In addition, the station’s integration bay allows factory installation of customer-specified PV string monitoring and tracking control systems. By integrating these features into the station’s design, solar farm operators also benefit from reduced installation and commissioning costs.

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

“With the industry’s reliability and cost efficiency needs addressed, AETI’s Integrated Solar Inversion Station provides complete balance of equipment for PV power generation across solar farms today and in the future,” said Skibinski. “And as solar farm demands continue to grow, operators now have a comprehensive power inversion solution they can rely on.”

NOTE TO EDITORS: Media are invited to a press conference introducing the Integrated Solar Inversion Station on Tuesday, July 13 at 1 p.m. at Intersolar North America 2010 in the Innovation Exchange on the second floor of Moscone Center West. AETI will be exhibiting at Intersolar North America 2010 in San Francisco’s Moscone Center West Hall from July 13-15, booth number 7067.

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American Electric Technologies, Inc. (NASDAQ: AETI) is the premium supplier of custom-designed power delivery solutions to the traditional and renewable energy industries. AETI offers M&I Electric™ power distribution and control products, electrical services, and E&I construction services, as well as American Access Technologies zone enclosures, and Omega Metals custom fabrication services. South Coast Electric Systems L.L.C., a subsidiary, services Gulf Coast marine and vessel customers.

AETI is headquartered in Houston and has global sales, support and manufacturing operations in Beaumont, Texas, Keystone Heights, Fla. and Bay St. Louis, Miss. In addition, AETI has minority interests in three joint ventures which have facilities located in Xian, China, Macae, Brazil and Singapore. AETI’s SEC filings, news and product/service information are available at www.aeti.com.

Forward Looking Statements

Except for the historical and present factual information contained herein, the matters set forth in this document, including statements regarding the anticipated results of our international joint ventures are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. There are many risks, uncertainties and other factors that can prevent the achievement of our goals or cause results to differ from those expressed or implied by these forward-looking statements including, without limitation, the risks inherent in doing business outside of the U. S. such as political, social and economic instability, currency fluctuations and conversion restrictions. These and other risks which may impact management’s expectations are described in greater detail in filings made by the Company with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the anticipated results expressed or implied herein will not be realized.

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

Media Contacts:

Ward Creative Communications for

American Electric Technologies, Inc.

713-869-0707

Shanta Mauney, smauney@wardcc.com

OR

Deborah Buks, dbuks@wardcc.com

Investor Contacts:

American Electric Technologies, Inc.

Charles M. Dauber, 713-644-8182

cdauber@aeti.com